EXHIBIT 10(l)

AMENDMENT TO THE PACCAR INC SAVINGS INVESTMENT PLAN

(Amendment and Restatement Effective January 1, 2006)

Effective January 1, 2006, the first sentence of Section 8.9(a) of the PACCAR Inc Savings Investment Plan (Amendment and Restatement Effective January 1, 2006) (the “SIP”) shall be amended to read in its entirety as follows:

“This Subsection (a) shall apply only in the event that a Member elected to receive all or a portion of his Benefit in annual installments (previously available under the Plan with respect to distributions commencing prior to May 1, 2003), and then dies after installment payments have commenced but before such payments are completed.”

Effective with respect to distributions made on or after July 1, 2007, a new sentence shall be added to the end of Section 8.14(c) of the SIP to read in its entirety as follows:

“With respect to an Eligible Rollover Distribution that is payable to a Beneficiary who is not the Employee’s or former Employee’s surviving spouse, an “Eligible Retirement Plan” is limited to an individual retirement account or annuity described in section 408(a) or 408(b) of the IRC established for the purpose of receiving the Eligible Rollover Distribution on behalf of the Beneficiary and that agrees to be treated as an inherited individual retirement account or annuity within the meaning of section 408(d)(3)(C) of the IRC.”

Effective with respect to distributions made on or after July 1, 2007, Section 8.14(d) of the SIP shall be amended to read in its entirety as follows:

“(d)                           Definition of Distributee

A Distributee includes an Employee, former Employee, Beneficiary or a spouse or former spouse who is an Alternate Payee under a qualified domestic relations order.”

Witness the execution of this Amendment to the PACCAR Inc Savings Investment Plan (Amendment and Restatement Effective January 1, 2006).

PACCAR Inc

By:	/s/ Mark C. Pigott

Title: Chairman and Chief Executive Officer
Dated: June 26, 2007